Exhibit 99.1

Investor Relations inquiries:	News Media inquiries:
Lee Fishman	Keoni Wagner
Matson, Inc.	Matson, Inc.
510.628.4227	510.628.4534
lfishman@matson.com	kwagner@matson.com

FOR IMMEDIATE RELEASE

MATSON, INC. ANNOUNCES FIRST QUARTER 2022 RESULTS

●	1Q22 EPS of $8.23
●	1Q22 Net Income and EBITDA of $339.2 million and $476.4 million, respectively
●	Year-over-year increase in 1Q22 consolidated operating income driven primarily by China service strength
●	Repurchased approximately 0.7 million shares in 1Q22

HONOLULU, Hawaii (May 3, 2022) – Matson, Inc. (“Matson” or the “Company”) (NYSE: MATX), a leading U.S. carrier in the Pacific, today reported net income of $339.2 million, or $8.23 per diluted share, for the quarter ended March 31, 2022. Net income for the quarter ended March 31, 2021 was $87.2 million, or $1.99 per diluted share. Consolidated revenue for the first quarter 2022 was $1,165.5 million compared with $711.8 million for the first quarter 2021.

“Matson is off to a solid start in 2022 with higher year-over-year operating income in both Ocean Transportation and Logistics,” said Chairman and Chief Executive Officer Matt Cox. “Within Ocean Transportation, our China service continued to see significant demand for its expedited ocean services as volume for e-commerce, garments and other goods remained elevated. The increase in consolidated operating income year-over-year was driven primarily by continued strength in the China service. Currently in the Transpacific tradelane, we are seeing supply chain challenges in China, primarily due to actions to mitigate the spread of COVID-19, as well as continued supply chain constraints and congestion on the U.S. West Coast, elevated consumption trends, and inventory restocking. Despite the near-term uncertainty presented by the supply chain challenges in China, we expect a combination of the current supply and demand factors to remain largely in place through at least the October peak season and continue to expect elevated demand for our China service for most of this year.”

Mr. Cox added, “In our domestic ocean tradelanes, we continued to see steady demand with higher year-over-year volumes in Alaska and Guam, and demand in Hawaii comparable to the level achieved in the year ago period. In Logistics, operating income increased year-over-year with strength across all of the business lines as we continued to see elevated goods consumption, inventory restocking and favorable supply and demand fundamentals in our core markets.”

First Quarter 2022 Discussion and Update on Business Conditions

Ocean Transportation: The Company’s container volume in the Hawaii service in the first quarter 2022 was 0.6 percent lower year-over-year. The decrease was primarily due to lower eastbound volume. During the quarter, we continued to see elevated hospitality-related demand as a result of strong domestic tourist arrivals and modest improvement in international visitor traffic. In the near-term, we are cautiously optimistic on further economic recovery in Hawaii in 2022. The positive trends include further improvement in the unemployment rate and increasing tourism traffic, including meaningful international visitor traffic later in the year, but incremental waves of COVID-19 variants present the possibility of further economic slowdowns and the loss of federal stimulus coupled with inflation and higher interest rates may impact discretionary income.

In China, the Company’s container volume in the first quarter 2022 increased 13.4 percent year-over-year. The increase was a result of five more eastbound voyages than the prior year. Volume demand in the quarter was driven by e-commerce, garments and other goods. Matson continued to realize a significant rate premium over the Shanghai Containerized Freight Index in the first quarter 2022 and achieved average freight rates that were considerably higher than in the year ago period. Currently in the Transpacific tradelane, we are seeing supply chain challenges in China, primarily due to actions to mitigate the spread of COVID-19, as well as continued supply chain constraints and congestion on the U.S. West Coast, elevated consumption trends, and inventory restocking. Despite the near-term uncertainty presented by the supply chain challenges in China, we expect a combination of the current supply and demand factors to remain largely in place through at least the October peak season and continue to expect elevated demand for our China service for most of this year.

In Guam, the Company’s container volume in the first quarter 2022 increased 10.0 percent year-over-year primarily due to higher retail-related demand. In the near-term, we are cautiously optimistic on further economic growth in Guam as tourism traffic improves as the year progresses.

In Alaska, the Company’s container volume for the first quarter 2022 increased 20.2 percent year-over-year primarily due to (i) the increase in volume from the Alaska-Asia Express (“AAX”), (ii) higher northbound volume primarily due to higher retail-related demand and volume related to a competitor’s dry-docking and (iii) higher southbound volume primarily due to higher seafood volume. In the near-term, we expect improving economic trends in Alaska, but the recovery’s trajectory continues to remain uncertain.

The contribution in the first quarter 2022 from the Company’s SSAT joint venture investment was $34.0 million, or $24.8 million higher than the first quarter 2021. The increase was primarily driven by higher other terminal revenue.

Logistics: In the first quarter 2022, operating income for the Company’s Logistics segment was $16.4 million, or $10.3 million higher compared to the level achieved in the first quarter 2021. The increase was due primarily to higher contributions from all services as we continued to see elevated goods consumption, inventory restocking and favorable supply and demand fundamentals in our core markets.

Results By Segment

Ocean Transportation — Three months ended March 31, 2022 compared with 2021

	Three Months Ended March 31,
(Dollars in millions)	2022	2021	Change
Ocean Transportation revenue	$943.9	$560.5	$383.4	68.4%
Operating costs and expenses	(527.7)	(446.4)	(81.3)	18.2%
Operating income	$416.2	$114.1	$302.1	264.8%
Operating income margin	44.1%	20.4%

Volume (Forty-foot equivalent units (FEU), except for automobiles) (1)
Hawaii containers	35,500	35,700	(200)	(0.6)%
Hawaii automobiles	8,600	10,700	(2,100)	(19.6)%
Alaska containers	20,800	17,300	3,500	20.2%
China containers	46,600	41,100	5,500	13.4%
Guam containers	5,500	5,000	500	10.0%
Other containers (2)	5,300	4,000	1,300	32.5%

(1)	Approximate volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.
(2)	Includes containers from services in various islands in Micronesia and the South Pacific, and Okinawa, Japan.

Ocean Transportation revenue increased $383.4 million, or 68.4 percent, during the three months ended March 31, 2022, compared with the three months ended March 31, 2021. The increase was primarily due to higher revenue in China, higher fuel-related surcharge revenue, and higher revenue in Alaska. The higher revenue in China was primarily due to considerably higher average freight rates and higher volume. The higher revenue in Alaska was primarily the result of higher volume.

On a year-over-year FEU basis, Hawaii container volume decreased 0.6 percent primarily due to lower eastbound volume; Alaska volume increased 20.2 percent primarily due to (i) the increase in volume from AAX, (ii) higher northbound volume primarily due to higher retail-related demand and volume related to a competitor’s dry-docking, and (iii) higher southbound volume primarily due to higher seafood volume; China volume was 13.4 percent higher as a result of five more eastbound voyages than the prior year; Guam volume was 10.0 percent higher primarily due to higher retail-related demand; and Other containers volume increased 32.5 percent primarily due to the addition of China-Auckland Express volume in the South Pacific.

Ocean Transportation operating income increased $302.1 million during the three months ended March 31, 2022, compared with the three months ended March 31, 2021. The increase was primarily due to considerably higher average freight rates and higher volume in China and a higher contribution from SSAT, partially offset by higher operating costs and expenses primarily due to the CCX and CLX+ services and the timing of fuel-related surcharge recovery.

The Company’s SSAT terminal joint venture investment contributed $34.0 million during the three months ended March 31, 2022, compared to a contribution of $9.2 million during the three months ended March 31, 2021. The increase was primarily driven by higher other terminal revenue.

Logistics — Three months ended March 31, 2022 compared with 2021

	Three Months Ended March 31,
(Dollars in millions)	2022	2021	Change
Logistics revenue	$221.6	$151.3	$70.3	46.5%
Operating costs and expenses	(205.2)	(145.2)	(60.0)	41.3%
Operating income	$16.4	$6.1	$10.3	168.9%
Operating income margin	7.4%	4.0%

Logistics revenue increased $70.3 million, or 46.5 percent, during the three months ended March 31, 2022, compared with the three months ended March 31, 2021. The increase was primarily due to higher transportation brokerage and supply chain management revenue.

Logistics operating income increased $10.3 million, or 168.9 percent, for the three months ended March 31, 2022, compared with the three months ended March 31, 2021. The increase was primarily due to higher contributions from all services.

Liquidity, Cash Flows and Capital Allocation

Matson’s Cash and Cash Equivalents increased by $110.4 million from $282.4 million at December 31, 2021 to $392.8 million at March 31, 2022. Matson generated net cash from operating activities of $273.9 million during the three months ended March 31, 2022, compared to $122.9 million during the three months ended March 31, 2021. Capital expenditures totaled $37.4 million for the three months ended March 31, 2022, compared with $38.5 million for the three months ended March 31, 2021. Total debt decreased by $14.3 million during the three months to $614.7 million as of March 31, 2022, of which $549.7 million was classified as long-term debt. As of March 31, 2022 Matson had available borrowings under its revolving credit facility of $642.0 million.

During the first quarter 2022, Matson repurchased approximately 0.7 million shares for a total cost of $68.6 million. On January 27, 2022 the Company announced an increase of three million shares in its existing share repurchase program. As of the end of the first quarter 2022, there were approximately 2.8 million shares remaining in the share repurchase program.

As previously announced, Matson’s Board of Directors declared a cash dividend of $0.30 per share payable on June 2, 2022 to all shareholders of record as of the close of business on May 12, 2022.

Teleconference and Webcast

A conference call is scheduled on May 3, 2022 at 4:30 p.m. ET when Matt Cox, Chairman and Chief Executive Officer, and Joel Wine, Executive Vice President and Chief Financial Officer, will discuss Matson’s first quarter results.

Date of Conference Call:	Tuesday, May 3, 2022
Scheduled Time:	4:30 p.m. ET / 1:30 p.m. PT / 10:30 a.m. HT
Participant Toll Free Dial-In #:	1-877-312-5524
International Dial-In #:	1-253-237-1144

The conference call will be broadcast live along with an additional slide presentation on the Company’s website at www.matson.com, under Investors. A replay of the conference call will be available approximately two hours after the call through May 10, 2022 by dialing 1-855-859-2056 or 1-404-537-3406 and using the conference number 3729448. The slides and audio webcast of the conference call will be archived for one full quarter on the Company's website at www.matson.com, under Investors.

About the Company

Founded in 1882, Matson (NYSE: MATX) is a leading provider of ocean transportation and logistics services. Matson provides a vital lifeline to the domestic non-contiguous economies of Hawaii, Alaska, and Guam, and to other island economies in Micronesia. Matson also operates premium, expedited services from China to Long Beach, California, provides service to Okinawa, Japan and various islands in the South Pacific, and operates an international export service from Dutch Harbor to Asia. The Company's fleet of owned and chartered vessels includes containerships, combination container and roll-on/roll-off ships and custom-designed barges. Matson Logistics, established in 1987, extends the geographic reach of Matson’s transportation network throughout North America. Its integrated, asset-light logistics services include rail intermodal, highway brokerage, warehousing, freight consolidation, Asia supply chain services, and forwarding to Alaska. Additional information about the Company is available at www.matson.com.

GAAP to Non-GAAP Reconciliation

This press release, the Form 8-K and the information to be discussed in the conference call include non-GAAP measures. While Matson reports financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company also considers other non-GAAP measures to evaluate performance, make day-to-day operating decisions, help investors understand our ability to incur and service debt and to make capital expenditures, and to understand period-over-period operating results separate and apart from items that may, or could, have a disproportional positive or negative impact on results in any particular period. These non-GAAP measures include, but are not limited to, Earnings Before Interest, Income Taxes, Depreciation and Amortization (“EBITDA”) and Net Debt.

Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation those statements regarding performance and financial results, supply chain challenges in China, actions to mitigate the spread of COVID-19, supply chain constraints and congestion on the U.S. West Coast, consumption trends and consumer spending levels, inventory restocking, duration of current supply and demand factors, demand for Matson’s China service, demand for e-commerce, garments and other goods, duration of CCX service, tourism levels, unemployment rates, waves of COVID-19 variants, economic recovery and drivers in Hawaii, Alaska and Guam, import volume into U.S. West Coast, inflation, interest rates, discretionary income, refleeting initiatives, capital expenditures, the costs and timing of liquified natural gas installations on certain vessels, vessel deployments and operating efficiencies, vessel transit times, cargo availability times, labor shortages, labor contract renewals, and higher fuel costs. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to risks and uncertainties relating to repeal, substantial amendment or waiver of the Jones Act or its application, or our failure to maintain our status as a United States citizen under the Jones Act; changes in economic conditions or governmental policies, including from the COVID-19 pandemic; our ability to offer a differentiated service in China for which customers are willing to pay a significant premium; new or increased competition or improvements in competitors’ service levels; our relationship with customers, agents, vendors and partners and changes in related agreements; fuel prices, our ability to collect fuel related surcharges and/or the cost or limited availability of required fuels; evolving stakeholder expectations related to environmental, social and governance matters; timely or successful completion of fleet upgrade initiatives; the occurrence of poor weather, natural disasters, maritime accidents, spill events and other physical and operating risks, including those arising from climate change; transitional and other risks arising from climate change; the magnitude and timing of the impact of public health crises, including COVID-19; significant operating agreements and leases that may not be replaced on favorable terms; any unanticipated dry-dock or repair expenses; joint venture relationships; conducting business in a foreign shipping market, including the imposition of tariffs or a change in international trade policies; any delays or cost overruns related to the modernization of terminals; war, terrorist attacks or other acts of violence; consummating and integrating acquisitions; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight; relations with our unions; satisfactory negotiation and renewal of expired collective bargaining agreements without significant disruption to Matson’s operations; loss of key personnel or failure to adequately manage human capital; the use of our information technology and communication systems and cybersecurity attacks; changes in our credit profile and our future financial performance; our ability to obtain future debt financings; continuation of the Title XI and CCF programs; costs to comply with and liability related to numerous safety, environmental, and other laws and regulations; and disputes, legal and other proceedings and government inquiries or investigations. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2021 and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended
	March 31,
(In millions, except per share amounts)	2022	2021
Operating Revenue:
Ocean Transportation	$943.9	$560.5
Logistics	221.6	151.3
Total Operating Revenue	1,165.5	711.8

Costs and Expenses:
Operating costs	(703.7)	(544.7)
Income from SSAT	34.0	9.2
Selling, general and administrative	(63.2)	(56.1)
Total Costs and Expenses	(732.9)	(591.6)

Operating Income	432.6	120.2
Interest expense	(4.8)	(7.3)
Other income (expense), net	2.0	1.4
Income before Income Taxes	429.8	114.3
Income taxes	(90.6)	(27.1)
Net Income	$339.2	$87.2

Basic Earnings Per Share	$8.29	$2.01
Diluted Earnings Per Share	$8.23	$1.99

Weighted Average Number of Shares Outstanding:
Basic	40.9	43.4
Diluted	41.2	43.8

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
(In millions)	2022	2021
ASSETS
Current Assets:
Cash and cash equivalents	$392.8	$282.4
Other current assets	482.0	422.1
Total current assets	874.8	704.5
Long-term Assets:
Investment in SSAT	92.7	58.7
Property and equipment, net	1,894.6	1,878.3
Goodwill	327.8	327.8
Intangible assets, net	178.5	181.1
Other long-term assets	609.1	542.7
Total long-term assets	3,102.7	2,988.6
Total assets	$3,977.5	$3,693.1

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of debt	$65.0	$65.0
Other current liabilities	545.2	547.4
Total current liabilities	610.2	612.4
Long-term Liabilities:
Long-term debt, net of deferred loan fees	535.7	549.7
Deferred income taxes	431.1	425.2
Other long-term liabilities	489.8	438.4
Total long-term liabilities	1,456.6	1,413.3

Total shareholders’ equity	1,910.7	1,667.4
Total liabilities and shareholders’ equity	$3,977.5	$3,693.1

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
(In millions)	2022	2021
Cash Flows From Operating Activities:
Net income	$339.2	$87.2
Reconciling adjustments:
Depreciation and amortization	35.6	34.5
Amortization of operating lease right of use assets	36.2	23.9
Deferred income taxes	6.6	6.5
Share-based compensation expense	4.7	4.8
Income from SSAT	(34.0)	(9.2)
Distribution from SSAT	—	10.5
Other	(0.2)	(1.1)
Changes in assets and liabilities:
Accounts receivable, net	(27.7)	(7.7)
Deferred dry-docking payments	(8.6)	(9.5)
Deferred dry-docking amortization	6.7	6.6
Prepaid expenses and other assets	(31.5)	(4.8)
Accounts payable, accruals and other liabilities	(16.2)	5.6
Operating lease liabilities	(35.4)	(22.5)
Other long-term liabilities	(1.5)	(1.9)
Net cash provided by operating activities	273.9	122.9

Cash Flows From Investing Activities:
Capitalized vessel construction expenditures	(9.4)	—
Other capital expenditures	(37.4)	(38.5)
Proceeds from disposal of property and equipment	0.4	1.4
Cash deposits into Capital Construction Fund	(10.7)	—
Withdrawals from Capital Construction Fund	10.7	—
Net cash used in investing activities	(46.4)	(37.1)

Cash Flows From Financing Activities:
Repayments of debt	(14.4)	(14.4)
Proceeds from revolving credit facility	—	108.1
Repayments of revolving credit facility	—	(154.9)
Payment of financing costs	—	(3.0)
Dividends paid	(12.9)	(10.1)
Repurchase of Matson common stock	(70.4)	—
Tax withholding related to net share settlements of restricted stock units	(19.4)	(14.1)
Net cash used in financing activities	(117.1)	(88.4)

Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	110.4	(2.6)
Cash, Cash Equivalents and Restricted Cash, Beginning of the Period	287.7	19.7
Cash, Cash Equivalents and Restricted Cash, End of the Period	$398.1	$17.1

Reconciliation of Cash, Cash Equivalents and Restricted Cash, End of the Period:
Cash and Cash Equivalents	$392.8	$11.8
Restricted Cash	5.3	5.3
Total Cash, Cash Equivalents and Restricted Cash, End of the Period	$398.1	$17.1

Supplemental Cash Flow Information:
Interest paid, net of capitalized interest	$4.5	$5.7
Income tax payments and (refunds), net	$103.1	$(0.4)

Non-cash Information:
Capital expenditures included in accounts payable, accruals and other liabilities	$7.1	$8.8

MATSON, INC. AND SUBSIDIARIES

Total Debt to Net Debt and Net Income to EBITDA Reconciliations

(Unaudited)

NET DEBT RECONCILIATION

March 31,
(In millions)	2022
Total Debt (1):	$614.7
Less: Cash and cash equivalents	(392.8)
Net Debt	$221.9

EBITDA RECONCILIATION

	Three Months Ended
	March 31,			Last Twelve
(In millions)	2022	2021	Change	Months
Net Income	$339.2	$87.2	$252.0	$1,179.4
Add: Income taxes	90.6	27.1	63.5	307.4
Add: Interest expense	4.8	7.3	(2.5)	20.1
Add: Depreciation and amortization	35.1	32.3	2.8	134.9
Add: Dry-dock amortization	6.7	6.6	0.1	24.4
EBITDA (2)	$476.4	$160.5	$315.9	$1,666.2

(1)	Total Debt is presented before any reduction for deferred loan fees as required by GAAP.
(2)	EBITDA is defined as the sum of net income plus income taxes, interest expense and depreciation and amortization (including deferred dry-docking amortization). EBITDA should not be considered as an alternative to net income (as determined in accordance with GAAP), as an indicator of our operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. Our calculation of EBITDA may not be comparable to EBITDA as calculated by other companies, nor is this calculation identical to the EBITDA used by our lenders to determine financial covenant compliance.